EXHIBIT (c)(vii)

The Queensland Treasury Corporation Half Year Report for the

half year ended December 31, 2010

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

QUEENSLAND TREASURY CORPORATION

HALF-YEARLY REPORT DECEMBER 2010

QUEENSLAND TREASURY CORPORATION

HALF-YEARLY REPORT DECEMBER 2010

Contents

Queensland Treasury Corporation 1

Five-year Business Summary 2

Chairman’s Report 4

Half-year Financial Statements 7

Management Report 24

Appendix A: Loans to Clients 25

Appendix B: Partners in Financial Markets 30

Appendix C: QTC’s 2010-11 Indicative Borrowing Program 32

Appendix D: Corporate Directory 33

Vision

Partners in financial sustainability.

Mission

To create and deliver unique and relevant value for the Queensland public sector.

Values

We focus on our clients, are passionate about Queensland, value and respect our people, are collaborative and seek continuous improvement and, above all else, we value integrity.

Queensland Treasury Corporation

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility for:

sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner providing financial and risk management advice to the Queensland Government and its Queensland public sector clients on financial risk issues, and investing the State’s short- to medium-term cash surpluses, to maximise returns to clients through a conservative risk management framework.

QTC does not formulate policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our clients, or use them to manage our clients’ debt or to refinance maturing debt. With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector clients to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting clients, QTC does not provide advice that is contrary to the interests of the State. We encourage our clients and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities working as a conduit between the Government and the private sector, and using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide clients with investment solutions that achieve a high return within a conservative risk environment. Clients can choose from an overnight facility, a managed short-term fund or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

Five-year Business Summary

	FINANCIAL YEAR 2006-07	FINANCIAL YEAR 2007-08	FINANCIAL YEAR 2008-09	FINANCIAL YEAR 2009-10	HALF-YEAR 2010
Financial					
CAPITAL MARKETS OPERATIONS					
OPERATING STATEMENT ($000)					
Interest from onlendings	768 624	1 489 666	3 614 201	4 062 092	**497 369**
Management fees	24 820	31 504	41 380	50 142	**28 658**
Interest on borrowings	1 144 884	2 077 211	4 431 033	4 901 512	**712 087**
Interest on deposits	316 880	471 014	394 238	195 413	**96 473**
Profit/(loss) before income tax	59 589	(65 024)	53 430	243 510	**36 271**
Income tax expense	13 740	15 681	10 227	34 074	**11 665**
Profit/(loss) for the year	45 849	(80 705)	43 203	209 436	**24 606**
BALANCE SHEET ($000)					
Total assets	40 612 318	49 915 436	71 517 525	74 385 172	**72 639 399**
Total liabilities	40 238 969	49 622 792	71 181 678	73 839 889	**72 069 510**
Net assets	373 349	292 644	335 847	545 283	**569 889**
Client					
SAVINGS FOR CLIENTS ($M)					
Savings due to portfolio management	(13.1)	18.7	6.2	(18.8)	**20.4**
Savings due to borrowing margin	82.1	145.2	256.7	395.2	**227.1**
Total savings for clients	69.0	163.9	262.9	376.4	**247.5**
Cumulative savings for clients	1 535.4	1 699.3	1962.2	2 338.6	**2 586.1**
LOANS TO CLIENTS					
Loans ($000)	24 268 854	32 911 506	44 407 516	55 113 222	**54 082 585**
Number of onlending clients	313	280	243	275	**240**
Outperformance of benchmark (% pa semi-annual)					
Floating Rate Debt Pool	0.21	0.20	0.21	0.21	**0.21**
3 Year Debt Pool	0.00	0.08	0.07	(0.07)	**(0.03)**
6 Year Debt Pool	(0.06)	0.05	0.04	(0.08)	**(0.03)**
9 Year Debt Pool	(0.18)	(0.05)	0.01	(0.07)	**(0.05)**
12 Year Debt Pool	(0.22)	(0.04)	0.07	(0.08)	**(0.04)**
15 Year Debt Pool	(0.12)	0.01	0.16	(0.05)	**(0.05)**
MANAGED FUNDS					
Deposits ($000)	7 698 426	8 251 872	7 793 010	4 660 960	**3 906 455**
Number of depositors	254	214	214	207	**200**
Outperformance of benchmark (% pa semi-annual)					
Cash Fund	0.17	0.22	0.04	0.36	**0.47**

2 | QUEENSLAND TREASURY CORPORATION

	FINANCIAL YEAR 2006-07	FINANCIAL YEAR 2007-08	FINANCIAL YEAR 2008-09	FINANCIAL YEAR 2009-10	HALF-YEAR 2010
Financial Markets					
Debt outstanding* ($000)	32 074 526	40 728 150	62 624 234	68 885 406	**67 602 301**
QTC bond rates (% as at 30 June)					
Australian and Queensland government guaranteed					
14 June 2011	6.74	7.31	4.32	4.60	**4.91**
16 April 2012	-	7.26	4.95	4.67	**5.16**
14 August 2013	6.69	7.17	5.54	4.86	**5.34**
14 October 2015	6.66	7.04	5.86	5.17	**5.70**
14 September 2017	6.64	7.00	6.11	5.36	**5.82**
14 June 2019	-	-	6.29	5.48	**5.89**
14 June 2021	6.58	6.94	6.34	5.59	**5.95**
Queensland Government guaranteed only					
14 September 2007	6.37	-	-	-	-
14 July 2009	6.68	7.40	3.13	-	-
14 May 2010	6.72	7.39	3.38	-	-
21 June 2011	-	-	-	-	**5.00**
23 April 2012	-	-	-	-	**5.25**
21 August 2013	-	-	-	-	**5.53**
21 November 2014	-	-	-	5.26	**5.77**
21 October 2015	-	-	-	-	**5.89**
21 April 2016	-	-	-	5.49	**5.93**
21 February 2020	-	-	-	5.77	**6.11**
14 March 2033	-	-	6.37	5.79	**6.30**
QTC Capital-Indexed Bond rates (% at 30 June)					
August 2030	2.79	2.32	3.67	3.39	**3.70**
QTC A$ bonds*					
Guaranteed+ by both Australian and Queensland governments, average basis point margin to					
Commonwealth bonds	-	-	-	40	**30**
Swap	-	-	-	(13)	**(14)**
Guaranteed+ by the Queensland Government only, average basis point margin to					
Commonwealth bonds	33	58	61	64	**49**
Swap	(22)	(50)	27	11	**5**
QTC global and domestic bonds on issue at face value ($000)	33 000 416	41 833 356	56 394 453	61 424 032	**61 442 771**
Corporate					
Number of employees	148	160	180	176	**187**
Administration expenses ($000)	27 604	28 453	39 156	34 519	**18 398**

+ Following the Commonwealth's announcement on 25 March 2009 to offer a temporary guarantee to the States for A$ issuance, QTC applied on 17 September 2009 to take up the guarantee on all A$ benchmark bond lines for maturities ranging from 2011 to 2021. The guarantee offer expired on 31 December 2010.

* QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.

HALF-YEARLY REPORT DECEMBER 2010 | 3

Chairman’s Report

Stephen Rochester

Chairman

QTC ALSO ACHIEVED QUANTIFIABLE SAVINGS FOR CUSTOMERS AND THE STATE OF $247.5 MILLION, PRINCIPALLY THROUGH ITS ABILITY TO ADD VALUE THROUGH THE MANAGEMENT OF BORROWING MARGINS.

As economic activity around the world improves, despite significant and as yet unresolved structural issues, Queensland Treasury Corporation has successfully and progressively raised and managed its funding to meet the State’s requirements through its borrowing program, which was recently revised from $18 billion to $15 billion for the 2010-11 financial year.

With its new operating model and structure embedded, QTC’s employees have demonstrated a responsive and flexible approach to their partnerships with Queensland public sector organisations, helping ensure the ongoing delivery of better financial outcomes across the State.

For the half-year ended 31 December 2010, we achieved an accounting profit from our capital markets operations of $24.6 million (2009: $143.5 million). The reduction in profit for the current period was primarily due to the write-back of fair value accounting losses in the prior comparative period. Separate from our capital markets operations, the long term assets operations recorded a profit of $915.0 million (2009: $1,279.6 million).

The long term assets segment comprises the investments that fund the State’s superannuation and other long-term obligations that were transferred to QTC by the State Government under an administrative arrangement. In return, QTC issued the State with a fixed-rate note that provides the State with a fixed rate of return, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. These assets continue to be managed by Queensland Investment Corporation. The accumulated losses incurred by the long term assets segment to date have no impact on QTC’s capacity to meet its obligations, as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any QTC losses are the responsibility of the Consolidated Fund of the Queensland Government.

QTC also achieved quantifiable savings for customers and the State of $247.5 million, principally through its ability to add value through the management of borrowing margins.

While the first few months of the 2010-11 financial year were relatively uneventful, November and December brought significant flooding events to much of the State. In early January, substantial rainfall also caused damaging flooding to the north-west of the State’s capital city, which ultimately culminated in considerable flooding across parts of the south-eastern corner of Queensland.

January also brought a category five tropical cyclone to the coast off Cairns in the north of the State. The cyclone caused extensive damage to a number of small communities and regional industries in the Cassowary Coast region; prioritised rebuilding work is now underway in the far north and south east corner of the State to support affected communities as they begin to rebuild their lives.

4 | QUEENSLAND TREASURY CORPORATION

Within Australia, economic recovery continues and the underlying fundamentals of the Queensland and Australian economy remain strong with continued commodities demand from the Asia Pacific region underpinning a large pipeline of investment in the resources sector.

While the damage following the floods and cyclone events is expected to lead to a slowdown in economic growth in Queensland for the 2010-11 financial year, a rebound in 2011-12 is anticipated as the rebuilding effort across the State escalates.

Volatile but improved economic conditions internationally have led to an improvement in confidence, which has seen increased global investment flows to Australia and Queensland.

In the first half of the financial year, and as this process of global markets rebalancing occurred, we continued our preparations for the planned withdrawal on 31 December 2010 of the Australian Government Guarantee (AGG) for any new debt issuance. In doing so, QTC has focused its funding task on the establishment of liquid AUD benchmark bond lines guaranteed solely by the Queensland State Government, establishing seven new State Government guaranteed AUD benchmark bond lines in 2010 to fill maturity gaps and complement existing AGG maturities.

As the year progresses, investor support has continued for Queensland as demonstrated through the well-received 15 February issue of $4 billion of QTC’s eighth new State Government guaranteed domestic benchmark bond, maturing in 2018. With strong balance sheet demand and fund manager participation, the issue was very successful and equalled the record size for a syndicated AUD bond issue, which was achieved by QTC in 2010. As a result of this and other issuance, QTC is well past its halfway mark for this year’s borrowing program.

On a final note, and on behalf of the Board, it has been my great pleasure to welcome QTC’s new Chief Executive, Philip Noble, who joined us on 1 December 2010. Another recent change saw Neil Castles, QTC’s General Manager of Risk – who had been with us for more than 23 years – take on a high-profile new challenge as the Queensland Department of Health’s Deputy Director General of Finance, Procurement and Legal Services. While we are sure to miss his expertise within QTC, we look forward to continuing our work with him in his new role and thank him for his contribution to QTC.

As the State faces its significant rebuilding task ahead, I am confident that, with Philip’s leadership and expertise, QTC and its talented and capable employees will continue to achieve the best financial outcomes for the State of Queensland.

STEPHEN ROCHESTER

Chairman

WITH STRONG BALANCE SHEET DEMAND AND FUND MANAGER PARTICIPATION, THE ISSUE WAS VERY SUCCESSFUL AND EQUALLED THE RECORD SIZE FOR A SYNDICATED AUD BOND ISSUE, WHICH WAS ACHIEVED BY QTC IN 2010.

HALF-YEARLY REPORT DECEMBER 2010 | 5

6 | QUEENSLAND TREASURY CORPORATION

Financial Statements FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

Contents

Statement of Comprehensive Income 8

Balance Sheet 9

Statement of Changes in Equity 10

Statement of Cash Flows 11

Notes to and forming part of the Financial Statements 12

Certificate of the Queensland Treasury Corporation 22

Independent Auditor’s Review Report 23

HALF-YEARLY REPORT DECEMBER 2010 | 7

Statement of Comprehensive Income FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

	NOTE	31 DECEMBER 2010 $000	31 DECEMBER 2009 $000
Capital markets operations			
NET INTEREST INCOME			
Interest income	4	825 709	1 683 154
Interest expense	4	(808 560)	(1 540 555)
		17 149	142 599
OTHER INCOME			
Fees – management	6	28 658	24 945
Fees – professional		246	399
Fees – other		226	232
Amortisation of cross border lease deferred income		3 219	4 299
Lease income		15 666	9 739
		48 015	39 614
EXPENSES			
Administration expenses		(18 398)	(15 696)
Depreciation on leased assets		(10 521)	(6 717)
Loss on sale of property, plant and equipment		-	(70)
Provisions – cooperative housing societies		(18)	(13)
		(28 937)	(22 496)
Share of associate's net profit		44	115
Profit from capital markets operations before income tax		36 271	159 832
Income tax expense		(11 665)	(16 300)
Profit from capital markets operations after income tax		24 606	143 532
Long term assets			
NET RETURN FROM INVESTMENTS IN LONG TERM ASSETS			
Net change in fair value of unit trusts	5	1 811 261	2 116 607
Interest on fixed rate note		(875 438)	(819 056)
Management fees		(20 827)	(17 905)
Profit from long term assets		914 996	1 279 646
Total net profit for the period after tax		939 602	1 423 178
Total comprehensive income attributable to the owners		939 602	1 423 178
TOTAL COMPREHENSIVE INCOME DERIVED FROM:			
Capital markets operations	3	24 606	143 532
Long term assets	3	914 996	1 279 646
Total comprehensive income		939 602	1 423 178

The accompanying notes form part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC's main central treasury management role and its additional responsibilities following the transfer of the State's superannuation and other long term assets on 1 July 2008 (refer notes 1 and 3).

8 | QUEENSLAND TREASURY CORPORATION

Balance Sheet AS AT 31 DECEMBER 2010

	NOTE	31 DECEMBER 2010 $000	30 JUNE 2010 $000
Assets			
CAPITAL MARKETS OPERATIONS			
Cash	7	293 279	-
Receivables		2 706	12 506
Financial assets at fair value through profit or loss	8	17 722 702	18 694 006
Derivative financial assets	9	325 965	367 707
Onlendings	10	54 082 585	55 113 222
Property, plant and equipment		196 894	185 101
Investments accounted for using the equity method		664	672
Intangible assets		13 026	9 762
Deferred income tax asset		1 578	2 196
		72 639 399	74 385 172
LONG TERM ASSETS			
Financial assets at fair value through profit or loss	8	24 003 214	19 201 500
		24 003 214	19 201 500
Total Assets		96 642 613	93 586 672
Liabilities			
CAPITAL MARKETS OPERATIONS			
Bank overdraft		-	1 167
Payables		158 036	176 974
Tax liabilities		11 079	34 036
Derivative financial liabilities	11	391 639	81 346
Financial liabilities at fair value through profit or loss			
– Interest bearing liabilities	12	67 602 301	68 885 406
– Client deposits	12	3 906 455	4 660 960
		72 069 510	73 839 889
LONG TERM ASSETS			
Financial liabilities at amortised cost	13	27 139 853	23 253 135
		27 139 853	23 253 135
Total Liabilities		99 209 363	97 093 024
Net Assets		(2 566 750)	(3 506 352)
Equity			
CAPITAL MARKETS OPERATIONS			
Reserves		158 108	195 863
Retained surplus		411 781	349 420
		569 889	545 283
LONG TERM ASSETS			
Retained deficit		(3 136 639)	(4 051 635)
		(3 136 639)	(4 051 635)
Total Equity		(2 566 750)	(3 506 352)

The accompanying notes form part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2010 | 9

Statement of Changes in Equity FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

				CAPITAL MARKETS OPERATIONS		LONG TERM ASSETS	TOTAL
	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2010		**-**	**133 363**	**62 500**	**349 420**	**(4 051 635)**	**(3 506 352)**
Profit for the year		**-**	**-**	**-**	**24 606**	**914 996**	**939 602**
Transfer from/(to) retained surplus	14	**-**	**5 745**	**(43 500)**	**37 755**	**-**	**-**
Balance at 31 December 2010		**-**	**139 108**	**19 000**	**411 781**	**(3 136 639)**	**(2 566 750)**
Balance at 1 July 2009		39 082	126 332	24 500	145 933	(4 638 471)	(4 302 624)
Profit for the year		-	-	-	143 532	1 279 646	1 423 178
Transfer from/(to) retained surplus	14	-	3 217	7 500	(10 717)	-	-
Balance at 31 December 2009		39 082	129 549	32 000	278 748	(3 358 825)	(2 879 446)

The accompanying notes form part of these financial statements.

10 | QUEENSLAND TREASURY CORPORATION

Statement of Cash Flows FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

	NOTE	31 DECEMBER 2010 $000	31 DECEMBER 2009 $000
Capital markets operations			
CASH FLOWS FROM OPERATING ACTIVITIES			
Interest received from onlendings		562 808	1 192 206
Interest received from investments		456 639	518 024
Interest received from operating leases		19 217	10 118
Fees received – management		28 736	24 962
Fees received – professional		258	434
Fees received – other		323	230
GST paid to suppliers		(2 736)	(988)
GST refunds from ATO		8 010	5 392
GST paid to ATO		(2 032)	(2 336)
GST received from clients		2 128	1 550
Interest paid on interest-bearing liabilities		(2 064 528)	(1 914 037)
Interest paid on deposits		(133 497)	(109 246)
Administration expenses paid		(24 944)	(21 799)
Income tax paid		(34 003)	(11 116)
Net cash used in operating activities	15	(1 183 621)	(306 606)
Cash flows from investing activities			
Net proceeds of investments		(1 897 273)	9 433 688
Net decrease/(increase) in onlendings		894 971	(4 354 352)
Payments for property, plant and equipment		(22 596)	(118)
Payments for intangibles		(3 294)	(3 948)
Proceeds from sale of property, plant and equipment		1	45
Dividend received		52	30
Net cash provided by investing activities		2 766 407	5 075 345
Cash flows from financing activities			
Net proceeds/(repayments) from interest-bearing liabilities		(361 235)	(2 463 910)
Net decrease in deposits		(1 649 575)	(2 305 267)
Net cash used in financing activities		(1 288 340)	(4 769 177)
Net increase/(decrease) in cash held		294 446	(438)
Cash at 1 July		(1 167)	814
Cash at 31 December		293 279	376

LONG TERM ASSETS

No external cashflow is generated from the long term assets (refer notes 1 and 3).

The accompanying notes form part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2010 | 11

Notes to and Forming Part of the Financial Statements

FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

1. General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities.

The majority of QTC’s profits from its Capital Markets Operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 and 5).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

The half-year financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. It should be read in conjunction with the annual financial report of QTC as at 30 June 2010.

2. Summary of significant accounting policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the half-year ended 31 December 2010 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and AASB 134: Interim Financial Reporting.

COMPLIANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS

The financial statements of QTC comply with Australian Accounting Standards and International Financial Reporting Standards as issued by the International Accounting Standards Board. QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

BASIS OF MEASUREMENT

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

CLASSIFICATION OF ASSETS AND LIABILITIES

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non current.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the income statement, and the share of movement in equity is recognised in the balance sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the income statement.

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the income statement in the period in which it accrues.

12 | QUEENSLAND TREASURY CORPORATION

2. Summary of significant accounting policies (CONTINUED)

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES (CONTINUED)

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

Receivables

Onlendings

Derivative financial instruments

Financial assets at fair value through profit or loss

Financial liabilities at fair value through profit or loss, and

Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets).

– Financial assets – Capital Markets Operations

Financial assets – Capital Markets Operations, consist of investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the income statement.

– Investments in unit trusts – Long Term Assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 8). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the income statement.

– Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

– Client deposits

Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

FINANCIAL LIABILITIES AT AMORTISED COST

Financial liabilities at amortised cost consist of a fixed rate note issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate note was initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the note based on changes in the State Government’s long-term liabilities. The note is long-term in nature and has a term of 50 years. Interest on the fixed rate note is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

(E) INTEREST INCOME AND INTEREST EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.

(F) NET CHANGE IN FAIR VALUE OF INVESTMENTS IN UNIT TRUSTS

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(G) INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations.

No income tax is payable on the Long Term Assets.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

(H) ROUNDING

Amounts have been rounded to the nearest thousand dollars, except for Note 17, which is rounded to the nearest million dollars.

(I) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(J) OPERATING RESULT

The operating profit after tax for the half-year ended 31 December 2010 for the Capital Markets Operations segment was $24.606 million. QTC made an operating profit after tax of $914.996 million for the Long Term Assets segment.

The result on the Long Term Assets segment continues to reverse the losses recorded in the 2009 financial year due to the poor performance of the equity, property and credit markets.

The accumulated losses incurred by the Long Term Assets have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

HALF-YEARLY REPORT DECEMBER 2010 | 13

Notes to and Forming Part of the Financial Statements (cont)
FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

3. Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC's operating segments are shown below:

SEGMENT REVENUE AND EXPENSES

	31 DECEMBER 2010			31 DECEMBER 2009		
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
SEGMENT INCOME						
Interest income	825 709	-	825 709	1 683 154	-	1 683 154
Net change in fair value of unit trusts	-	1 811 261	1 811 261	-	2 116 607	2 116 607
Other income	48 015	-	48 015	39 614	-	39 614
Total income	873 724	1 811 261	2 684 985	1 722 768	2 116 607	3 839 375
SEGMENT EXPENSES						
Interest expense	808 560	875 438	1 683 998	1 540 555	819 056	2 359 611
Depreciation and amortisation	10 734	-	10 734	7 050	-	7 050
Management fees	-	20 827	20 827	-	17 905	17 905
Other expenses	18 203	-	18 203	15 446	-	15 446
Total expenses	837 497	896 265	1 733 762	1 563 051	836 961	2 400 012
Share of associate's net profit	44	-	44	115	-	115
Profit before income tax	36 271	914 996	951 267	159 832	1 279 646	1 439 478
Income tax expense	11 665	-	11 665	16 300	-	16 300
Profit after income tax	24 606	914 996	939 602	143 532	1 279 646	1 423 178

14 | QUEENSLAND TREASURY CORPORATION

3. Segment reporting (CONTINUED)

SEGMENT ASSETS AND LIABILITIES

	31 DECEMBER 2010			30 JUNE 2010		
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
SEGMENT ASSETS						
Onlendings	54 082 585	-	**54 082 585**	55 113 222	-	55 113 222
Financial assets at fair value through profit or loss	17 722 702	24 003 214	**41 725 916**	18 694 006	19 201 500	37 895 506
Other assets	834 112	-	**834 112**	577 944	-	577 944
Total assets	**72 639 399**	**24 003 214**	**96 642 613**	74 385 172	19 201 500	93 586 672
SEGMENT LIABILITIES						
Financial liabilities at fair value through profit or loss	71 508 756	-	**71 508 756**	73 546 366	-	73 546 366
Financial liabilities at amortised cost	-	27 139 853	**27 139 853**	-	23 253 135	23 253 135
Other liabilities	560 754	-	**560 754**	293 523	-	293 523
Total liabilities	**72 069 510**	**27 139 853**	**99 209 363**	73 839 889	23 253 135	97 093 024
Net assets	**569 889**	**(3 136 639)**	**(2 566 750)**	545 283	(4 051 635)	(3 506 352)

SEGMENT EQUITY

	31 DECEMBER 2010			31 DECEMBER 2009		
	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Equity 1 July	545 283	(4 051 635)	**(3 506 352)**	335 847	(4 638 471)	(4 302 624)
Profit after tax	24 606	914 996	**939 602**	143 532	1 279 646	1 423 178
Equity 31 December	**569 889**	**(3 136 639)**	**(2 566 750)**	479 379	(3 358 825)	(2 879 446)

HALF-YEARLY REPORT DECEMBER 2010 | 15

Notes to and Forming Part of the Financial Statements (cont)

FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

4. Interest income and interest expense from capital markets operations

FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000
INTEREST INCOME				
Onlendings *	555 853	(58 484)	-	497 369
Other investments	451 948	(170 570)	46 962	328 340
	1 007 801	(229 054)	46 962	825 709
INTEREST EXPENSE				
Interest-bearing liabilities	1 866 376	(1 723 919)	569 630	712 087
Client deposits	96 024	449	-	96 473
	1 962 400	(1 723 470)	569 630	808 560

FOR THE HALF-YEAR ENDED 31 DECEMBER 2009

	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000
INTEREST INCOME				
Onlendings *	1 184 844	(8 068)	-	1 176 776
Other investments	400 808	80 308	25 262	506 378
	1 585 652	72 240	25 262	1 683 154
INTEREST EXPENSE				
Interest-bearing liabilities	1 645 075	(857 640)	640 640	1 428 075
Client deposits	114 189	(1 709)	-	112 480
	1 759 264	(859 349)	640 640	1 540 555

* The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds. In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. During the half-year ended 31 December 2010, interest rates rose in comparison to the half-year ended 31 December 2009, when rates were relatively stable. This led to lower interest in the current period.

16 | QUEENSLAND TREASURY CORPORATION

5. Net change in fair value of unit trusts

Changes in the fair value of the unit trusts are as follows:

	31 DECEMBER 2010 $000	31 DECEMBER 2009 $000
QLQ Trust No 1 [1]	**1 977 725**	2 040 279
QLQ Trust No 2 [2]	**(16 604)**	20
QIC Property Fund	**68 525**	34 049
QIC Diversified Infrastructure Fund No.2	**(53 008)**	8 071
QIC Strategic Fund No.2	**(126 098)**	4 230
QIC Strategic Fund No.3	**809**	-
QIC Private Equity Fund No.2	**(52 963)**	(9 753)
QIC Private Equity Fund No.3	**12 420**	-
QIC Cash Fund	**82**	-
Queensland BioCapital Fund No.1	**131**	(2 039)
Queensland BioCapital Fund No.2	**96**	(2 096)
QIC Healthcare Ventures	**(45)**	-
QIC Treasury Infrastructure Trust	**2**	53 180
QIC International Property Development Trust	**189**	(9 334)
	1 811 261	2 116 607

(1) Formerly QIC Investment Trust No.2
(2) Formerly QIC International Property Fund

6. Fee revenue

Management fees represent income earned from the management of QTC's onlendings and deposits. A further amount of $4.210 million (31 December 2009 $4.811 million), derived from fees on certain managed funds and pools is included under interest income.

7. Cash

Cash includes only those funds held at bank and does not include money market deposits.

8. Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2010 $000	30 JUNE 2010 $000
Money market deposits	**533 080**	946 297
Discount securities	**7 877 902**	6 389 776
Commonwealth and state securities [1]	**3 520 737**	4 791 447
Floating rate notes	**4 147 757**	4 110 010
Other investments	**1 643 226**	2 456 476
	17 722 702	18 694 006

(1) QTC maintains holdings of its own stocks. These holdings have been excluded from financial assets and financial liabilities at fair value through profit or loss.

The total includes investments made to manage:

- deposits of $3 906.455 million (30 June 2010 $4 660.960 million)
- surpluses and reserves of $569.889 million (30 June 2010 $545.283 million)
- cross border lease deferred income of $68.361 million (30 June 2010 $71.580 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

HALF-YEARLY REPORT DECEMBER 2010 | 17

Notes to and Forming Part of the Financial Statements (cont)
FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

8. Financial assets at fair value through profit or loss (CONTINUED)

LONG TERM ASSETS	31 DECEMBER 2010 $000	30 JUNE 2010 $000
Investments in unit trusts – QIC:		
QLQ Trust No.1 [1]	19 426 608	14 777 113
QLQ Trust No.2 [2]	298 917	269 887
QIC Property Fund	1 193 528	1 558 993
QIC Diversified Infrastructure Fund No.2	1 180 689	1 052 987
QIC Strategic Fund No.2	863 658	906 712
QIC Strategic Fund No.3	437 966	108 888
QIC Private Equity Fund No.2	492 626	455 763
QIC Private Equity Fund No.3	48 552	37 553
QIC Cash Fund	24 939	-
Queensland BioCapital Fund No.1	17 106	16 744
Queensland BioCapital Fund No.2	17 403	16 243
QIC Healthcare Ventures	1 098	-
QIC Treasury Infrastructure Trust	124	92
QIC International Property Development Trust	-	525
	24 003 214	19 201 500

(1) Formerly QIC Investment Trust No.2
(2) Formerly QIC International Property Fund

An amount of $3 275 million was transferred to the Long Term Assets during the period relating to defined benefit funds previously held by the State Government.

9. Derivative financial assets

Interest rate swaps	77 965	125 436
Cross currency swaps	56 647	117 659
Forward rate agreements	190 653	73 448
Foreign exchange contracts	700	51 164
	325 965	367 707

10. Onlendings

Government departments and agencies	16 033 606	15 229 408
Government owned corporations	19 150 858	23 638 321
Local governments	3 882 945	4 034 291
Queensland water entities	8 574 193	8 127 364
Tollway companies	2 969 311	2 899 052
Statutory bodies	864 009	885 674
QTC related entities [1]	2 486 758	231 554
Other bodies	119 712	66 117
Cooperative housing society loans	1 448	1 679
Provision for impaired loans	(255)	(238)
	54 082 585	55 113 222

(1) Includes a loan of $2.1 billion to Queensland Treasury Holdings Pty Ltd to fund the purchase of the State's interest in QR National Limited.

18 | QUEENSLAND TREASURY CORPORATION

11. Derivative financial liabilities

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2010 $000	30 JUNE 2010 $000
Interest rate swaps	24 578	24 288
Forward rate agreements	174 036	1 915
Foreign exchange contracts	183 843	35 386
Credit default swaps	1 312	6 343
Cross currency swaps	7 870	13 414
	391 639	81 346

12. Financial liabilities at fair value through profit or loss

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS		
DOMESTIC		
11am borrowings	915 454	-
Treasury notes	1 042 486	1 089 162
Bonds	60 187 210	60 128 721
Credit foncier loans	628	774
	62 145 778	61 218 657
OFFSHORE		
Commercial paper	1 643 280	2 863 057
Bonds [(1)]	2 921 575	3 846 619
Medium-term notes	891 668	957 073
	5 456 523	7 666 749
Total interest-bearing liabilities	67 602 301	68 885 406

(1) Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

QTC borrowings are guaranteed by the Queensland Government under the *Queensland Treasury Corporation Act 1988*.

CLIENT DEPOSITS – CAPITAL MARKETS OPERATIONS		
Government owned corporations	1 005 489	1 144 008
Local governments	1 315 450	1 528 975
Statutory bodies	910 482	972 588
Government departments and agencies	109 959	85 777
Tollway companies	10 501	11 004
Queensland water entities	183 192	118 608
QTC related entities	48 311	34 507
Other depositors	323 071	383 194
	3 906 455	4 278 661
Collateral	-	30 872
Repurchase agreements	-	351 427
Total deposits	3 906 455	4 660 960

HALF-YEARLY REPORT DECEMBER 2010 | 19

Notes to and Forming Part of the Financial Statements (cont)
FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

13. Financial liabilities at amortised cost

FIXED RATE NOTE – LONG TERM ASSETS	31 DECEMBER 2010 $000	30 JUNE 2010 $000
State Government	**27 139 853**	23 253 135
	27 139 853	23 253 135

An amount of $3 275 million was transferred to the Fixed Rate Note during the period in exchange for the transfer of defined benefit funds previously held by the State Government.

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

14. Reserves

	31 DECEMBER 2010 $000	31 DECEMBER 2009 $000
GENERAL RESERVE		
Balance at 1 July	-	39 082
Balance at 31 December	-	39 082
CREDIT RISK RESERVE [(1)]		
Balance at 1 July	**133 363**	126 332
Transfer from retained surplus	**5 745**	3 217
Balance at 31 December	**139 108**	129 549
BASIS RISK RESERVE [(2)]		
Balance at 1 July	**62 500**	24 500
Transfer (to)/from retained surplus	**(43 500)**	7 500
Balance at 31 December	**19 000**	32 000
Total	**158 108**	200 631

(1) As the State's corporate treasury, QTC undertakes portfolio management activities on behalf of clients and raises debt funding in advance of requirements thereby ensuring Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. These activities expose QTC to credit risk due to the growth in counterparty exposures.

In addition to its portfolio management activities, QTC also invests funds on behalf of its clients through the QTC Cash Fund. QTC's Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2) The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed funds in excess of its loans to clients. The excess borrowings are needed to enable QTC to manage its client debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may result due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk is measured using the value at risk methodology. At the 99% confidence level, the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated losses as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

20 | QUEENSLAND TREASURY CORPORATION

15. Cash flows presented on a net basis

(A) CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the Statement of cash flows:

loan advances to and redemptions from clients

sales and purchases of investments

receipt and withdrawal of client deposits, and

proceeds and repayments of interest-bearing liabilities.

(B) LONG TERM ASSETS

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate note result in a corresponding change to the investments held. Interest on the fixed rate note is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3).

16. Contingent liabilities

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2010. Refer to note 24 in the 2010 Annual Report.

17. Funding facilities

FACE VALUE ON ISSUE FACE VALUE ON ISSUE LIMIT 31 DECEMBER 2010 30 JUNE 2010 FACILITY CURRENCY $M $M $M

ONSHORE FACILITIES

Domestic Benchmark Bonds AUD Unlimited AUD 57 827 AUD 56 983

Capital Indexed Bond AUD Unlimited AUD 763 AUD 752

Treasury Note AUD Unlimited AUD 1 049 AUD 1 103

Other AUD N/A AUD 578 AUD 588

OFFSHORE FACILITIES

Global Benchmark Bonds AUD AUD 20 000 AUD 2 853 AUD 3 688

Euro Commercial Paper Multicurrency USD 10 000 USD 1 411 USD 1 686

US Commercial Paper Multicurrency USD 5 000 USD 260 USD 770

Euro Medium-Term Note Multicurrency USD 10 000 USD 702 USD 702

US Medium-Term Note Multicurrency USD 10 000 - -

HALF-YEARLY REPORT DECEMBER 2010 | 21

Certificate of the Queensland Treasury Corporation

The foregoing half-year financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements including AASB 134: Interim Financial Reporting.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i) the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii) the foregoing half-yearly financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2010, and

(iii) the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

G P BRADLEY P C NOBLE

Corporation Sole Chief Executive

Queensland Treasury Corporation

Brisbane 10 February 2011

22 | QUEENSLAND TREASURY CORPORATION

Independent Auditor’s Review Report TO QUEENSLAND TREASURY CORPORATION

Report on the Half-year Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes to and forming part of the financial report and the certificate of the Queensland Treasury Corporation.

THE CORPORATION SOLE’S RESPONSIBILITY

The corporation sole is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility also includes such internal controls as the corporation sole determines is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the half-year financial report based on my review. The review was conducted in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of Interim and Other Financial Reports Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, anything has come to my attention that causes me to believe that the half-year financial report is not presented fairly, in all material respects. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

CONCLUSION

Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not –

(a) present fairly, in all material respects, the financial position of the Queensland Treasury Corporation as at 31 December 2010 and its financial performance and its cash flows for the period ended on that date;

(b) comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.

OTHER MATTERS - ELECTRONIC PRESENTATION OF THE REVIEWED FINANCIAL REPORT

This review report relates to the financial report of Queensland Treasury Corporation for the half-year ended 31 December 2010. Where the financial report is included on Queensland Treasury Corporation’s website, the Corporation is responsible for the integrity of Queensland Treasury Corporation’s website and I have not been engaged to report on the integrity of Queensland Treasury Corporation’s website. The review report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the reviewed financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the reviewed financial report in other electronic media including CD Rom.

G G POOLE FCPA

Auditor-General of Queensland

AUDITOR GENERAL

10 FEB 2011

OF QUEENSLAND

Queensland Audit Office Brisbane

HALF-YEARLY REPORT DECEMBER 2010 | 23

Management Report FOR THE HALF-YEAR ENDED 31 DECEMBER 2010

Review of Operations

QTC made an operating profit after tax for the half-year ended 31 December 2010 of A$939.602 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2010 to 31 December 2010, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2010 for the Capital Markets Operations segment was A$24.606 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note which has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

QTC made an operating profit after tax of A$914.996 million for the Long Term Assets segment. The result continues to reverse the significant losses recorded in the 2009 financial year due to the poor performance of the equity, property and credit markets.

The accumulated losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Principal risks and uncertainties

While recent improvements in economic conditions in large advanced economies support the prospects for global growth, a range of factors have added some uncertainty to the near-term outlook including concerns over the sustainability of government finances in these countries. In addition, policy makers in emerging economies are facing significant challenges as to how to bring spiralling inflation under control without derailing growth in their own economies or encouraging speculative capital inflows. While the outlook for economic activity in Australia continues to be highly favourable, local conditions will be influenced by these developments off shore.

G P BRADLEY P C NOBLE

Corporation Sole Chief Executive Queensland Treasury Corporation

Brisbane 10 February 2011

24 | QUEENSLAND TREASURY CORPORATION

Appendix A: Loans to Clients

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2010 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2010 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2010	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2010
BODIES WITHIN THE PUBLIC ACCOUNTS				
CITEC	31 042	40 113	N/A	N/A
Department of Community Safety – Emergency Services	539	-	0.13	-
Department of Community Safety – Corrective Services	54	45	2.71	2.21
Department of Employment Economic Development and Innovation – Office of Racing	2 638	2 311	3.91	3.41
Department of Employment Economic Development and Innovation – Tourism Regional Development and Industry	128 469	121 343	4.57	4.09
Department of Justice and Attorney-General	38 917	29 427	1.96	1.46
Department of Premier and Cabinet – Arts Queensland	15 198	12 437	N/A	N/A
Department of Public Works – Administrative Services	79 638	67 332	4.01	3.70
Department of the Premier and Cabinet	16 313	15 453	5.80	5.30
Department of Transport and Main Roads – Main Roads	1 031 320	980 298	6.52	6.02
Department of Transport and Main Roads – Queensland Transport	76 964	70 937	6.28	5.95
Forestry Plantations Queensland	80 112	-	N/A	-
QBuild	25 082	30 636	2.42	1.91
QFleet	244 456	242 107	N/A	N/A
Queensland Fire and Rescue Authority	3 721	3 513	4.21	3.71
Queensland Audit Office	110	0	0.46	-
Queensland Health	117 965	111 237	7.96	7.46
Queensland Treasury	13 282 874	14 254 921	N/A	N/A
Sales and Distribution Services	2 945	6 981	N/A	N/A
Translink Transport Authority	4 846	-	9.89	-
Urban Land Development Authority	46 204	44 516	N/A	N/A
Total	15 229 408	**16 033 606**		
COOPERATIVE HOUSING SOCIETIES				
Cooperative Housing Societies	1 679	1 448	N/A	N/A
Total	1 679	**1 448**		

HALF-YEARLY REPORT DECEMBER 2010 | 25

Appendix A: Loans to Clients (CONTINUED)

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2010 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2010 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2010	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2010
GOVERNMENT OWNED CORPORATIONS				
CS Energy Ltd	862 497	842 007	N/A	N/A
ENERGEX Ltd	4 207 280	4 439 341	N/A	N/A
Ergon Energy Corporation Limited	4 130 523	4 325 731	N/A	N/A
Eungella Water Pipeline Pty Ltd	33 047	31 483	13.37	12.84
Gladstone Ports Corporation	611 961	601 871	N/A	N/A
Port of Brisbane Corporation	764 571	-	N/A	-
Port of Townsville Limited	11 367	9 585	14.14	15.59
Ports Corporation of Queensland Limited	795 317	875 208	N/A	N/A
Powerlink	3 433 076	3 542 904	N/A	N/A
QR Limited	4 379 640	-	N/A	-
Queensland Rail Limited	3 069 717	3 091 064	N/A	N/A
Stanwell Corporation Limited	655 365	642 554	N/A	N/A
SunWater	225 781	220 634	N/A	N/A
Tarong Energy Corporation Limited	458 179	528 476	N/A	N/A
Total	23 638 321	19 150 858		
LOCAL GOVERNMENTS				
Balonne Shire Council	1 877	1 645	9.53	9.68
Banana Shire Council	14 824	13 722	16.18	15.63
Barcaldine Regional Council	1 701	1 594	14.51	14.30
Barcoo Shire Council	86	77	4.90	4.40
Blackall Tambo Regional Council	415	387	8.65	8.10
Brisbane City Council	995 138	975 671	13.94	13.96
Bulloo Shire Council	1 325	1 225	6.83	6.32
Bundaberg Regional Council	61 030	57 372	N/A	12.24
Burdekin Shire Council	7 516	6 539	5.87	5.63
Cairns Regional Council	106 816	101 575	17.13	16.79
Carpentaria Shire Council	4 265	3 934	16.08	16.30
Cassowary Coast Regional Council	20 639	18 833	N/A	9.79
Central Highlands Regional Council	14 363	24 300	N/A	N/A
Charters Towers Regional Council	419	359	4.70	4.43
Cloncurry Shire Council	4 541	4 014	12.64	12.76
Cook Shire Council	4 553	8 637	14.30	13.76
Diamantina Shire Council	1 780	1 638	7.34	6.86
Etheridge Shire Council	3 231	2 968	6.69	6.19
Fraser Coast Regional Council	120 511	113 978	N/A	N/A
Gladstone Regional Council	113 473	108 211	17.52	17.19
Gold Coast City Council	616 570	591 118	N/A	N/A
Goondiwindi Regional Council	2 011	1 899	16.97	16.78
Gympie Regional Council	29 411	27 937	18.57	18.39

26 | QUEENSLAND TREASURY CORPORATION

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2010 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2010 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2010	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2010
Hope Vale Aboriginal Council	867	**831**	17.60	**17.15**
Ipswich City Council	304 180	**296 385**	N/A	**N/A**
Isaac Regional Council	7 725	**7 423**	18.74	**19.54**
Local Government Association of Queensland	1 751	**1 742**	N/A	**N/A**
Lockyer Valley Regional Council	556	**491**	6.47	**6.23**
Logan City Council	112 974	**106 332**	N/A	**N/A**
Longreach Regional Council	3 472	**3 322**	18.23	**17.85**
Mackay Regional Council	112 347	**106 266**	15.34	**15.03**
Maranoa Regional Council	13 396	**12 323**	11.76	**11.58**
McKinlay Shire Council	485	**451**	7.49	**6.98**
Moreton Bay Regional Council	347 966	**333 078**	N/A	**16.99**
Mount Isa City Council	14 187	**13 562**	17.92	**17.59**
Murweh Shire Council	4 308	**3 959**	7.78	**7.33**
North Burnett Regional Council	1 181	**1 088**	8.91	**8.55**
Paroo Shire Council	2 289	**4 386**	15.99	**15.46**
Redland City Council	46 289	**43 948**	12.54	**11.97**
Richmond Shire Council	2 195	**2 051**	8.63	**8.08**
Rockhampton Regional Council	158 820	**147 133**	10.35	**9.84**
Scenic Rim Regional Council	3 643	**1 264**	4.71	**11.46**
South Burnett Regional Council	11 053	**9 780**	13.55	**13.52**
Southern Downs Regional Council	19 769	**18 658**	14.17	**13.77**
Sunshine Coast Regional Council	197 085	**187 182**	N/A	**11.62**
Tablelands Regional Council	5 416	**4 837**	11.51	**11.72**
Toowoomba Regional Council	99 963	**94 662**	N/A	**N/A**
Torres Shire Council	2 560	**2 386**	11.75	**11.14**
Torres Strait Island Regional Council	593	**561**	11.56	**10.99**
Townsville City Council	387 396	**368 419**	16.30	**15.92**
Western Downs Regional Council	13 666	**12 978**	16.01	**15.64**
Whitsunday Regional Council	28 078	**26 383**	15.48	**15.15**
Winton Shire Council	3 586	**3 431**	16.39	**15.92**
Total	4 034 291	**3 882 945**		

HALF-YEARLY REPORT DECEMBER 2010 | 27

Appendix A: Loans to Clients (CONTINUED)

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2010 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2010 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2010	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2010
STATUTORY BODIES				
Drainage Boards				
East Deeral Drainage Board	1	-	0.08	-
Eugun Bore Water Authority	121	96	2.41	1.90
Grammar Schools				
Brisbane Girls' Grammar School	24 131	22 668	11.49	11.15
Brisbane Grammar School	27 127	27 489	16.35	16.57
Ipswich Girls' Grammar School	22 920	22 334	N/A	N/A
Ipswich Grammar School	2 138	1 858	3.69	3.18
Rockhampton Girls Grammar School	4 392	4 263	16.37	15.90
Rockhampton Grammar School	10 678	10 111	15.08	14.73
Toowoomba Grammar School	7 038	6 689	13.32	12.75
Townsville Grammar School	17 862	16 705	13.19	12.84
River Improvement Trusts				
Pioneer River Improvement Trust	327	278	3.32	2.82
Universities				
Griffith University	90 152	80 851	6.45	N/A
James Cook University	24 909	23 642	13.30	12.79
Sunshine Coast University	19 664	18 049	10.58	10.36
Water Boards				
Avondale Water Board	383	333	3.73	3.22
Fernlee Water Authority	967	927	18.87	18.55
Gladstone Area Water Board	140 900	138 884	11.93	21.59
Glamorgan Vale Water Board	47	44	11.26	10.68
Grevillea Water Board	173	165	14.83	14.28
Kelsey Creek Water Board	1 050	947	4.91	4.41
Mount Isa Water Board	3 664	3 407	8.03	7.48
Pioneer Valley Water Board	2 972	2 611	4.80	4.34
Riversdale Murray Valley Water Management Board	364	310	3.22	2.72
Water Supply Boards				
Bollon South Water Authority	708	666	9.47	8.96
Bollon West Water Authority	1 681	1 591	11.73	11.15
Ingie Water Authority	411	389	10.61	10.09

28 | QUEENSLAND TREASURY CORPORATION

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2010 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DECEMBER 2010 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2010	AVERAGE EXPECTED TERM (YRS)* 31 DECEMBER 2010
Other Statutory Bodies				
Australian Agricultural Colleges Corporation	164	**95**	1.12	**0.62**
Stadiums Queensland	444 686	**444 505**	N/A	**N/A**
Mt Gravatt Showgrounds Trust	49	**46**	7.20	**6.69**
National Trust of Queensland	857	**716**	2.71	**2.20**
Queensland Rural Adjustments Authority	5 466	**4 498**	3.41	**3.08**
South Bank Corporation	29 673	**28 841**	N/A	**N/A**
Total	885 674	**864 009**		
QUEENSLAND WATER ENTITIES				
Allconnex Water	-	**41 468**	-	**N/A**
Queensland Bulk Water Supply Authority	2 384 301	**2 323 100**	N/A	**N/A**
Queensland Bulk Water Transport Authority	1 889 885	**1 836 918**	N/A	**N/A**
Queensland Manufactured Water Authority	2 638 785	**2 592 228**	N/A	**N/A**
Queensland Urban Utilities	-	**212 336**	-	**N/A**
Queensland Water Infrastructure Pty Ltd	268 444	**333 026**	N/A	**N/A**
SEQ Distribution Entity (Interim) Pty Ltd	25 340	**-**	N/A	**-**
SEQ Water Grid Manager	666 795	**868 113**	N/A	**N/A**
Southern Regional Water Pipeline Company Pty Ltd	253 814	**367 006**	N/A	**N/A**
Total	8 127 364	**8 574 193**		
SUNCORP-METWAY LTD				
Suncorp Metway Facility	1 488	**1 382**	8.18	**7.71**
Total	1 488	**1 382**		
TOLLWAY COMPANY				
Queensland Motorways Limited	2 899 052	**2 969 311**	N/A	**N/A**
Total	2 899 052	**2 969 311**		
QTC RELATED ENTITIES				
DBCT Holdings Pty Ltd	231 554	**219 541**	N/A	**N/A**
Queensland Treasury Holdings P/L	-	**2 267 217**	-	**N/A**
Total	231 554	**2 486 758**		
OTHER BODIES				
Aviation Australia Pty Ltd	2 493	**2 358**	10.84	**10.31**
Aspire Schools Financing Services	55 842	**110 376**	28.52	**28.02**
Department of Education and the Arts – State Schools	21	**-**	5.13	**-**
Parents and Citizens Associations	6 273	**5 595**	5.71	**5.42**
Total	64 629	**118 330**		
GRAND TOTAL	55 113 460	**54 082 840**		

The balance of clients' offset deposits held in various pools is offset against clients' debt outstanding.

* Average Expected Term - only includes standard principal and interest accounts
- ignores temporary funding and debt offset facility
- is not applicable for any non-standard principal and interest accounts

HALF-YEARLY REPORT DECEMBER 2010 | 29

APPENDIX B: Partners in Financial Markets 31 DECEMBER 2010

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP

THE ROYAL BANK OF SCOTLAND TELEPHONE

Domestic (Australia) +61 2 8259 2200

Global (London) +44 207 085 9785

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD TELEPHONE

Domestic (Australia) +61 2 9227 1772

Global (London) +44 203 229 2070

BANK OF AMERICA MERRILL LYNCH TELEPHONE

Domestic (Australia) +61 2 9226 5570

Global (London) +44 207 996 8465

BNP PARIBAS TELEPHONE

Domestic (Australia) +61 2 9216 8633

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD TELEPHONE

Domestic (Australia) +61 2 8225 6450

Global (London) +44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA TELEPHONE

Domestic (Australia) +61 2 9117 0020

Global (London) +44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA1 TELEPHONE

Domestic (Australia) +61 2 8258 1444

Global (London) 1800 125 606

JP MORGAN TELEPHONE

Domestic (Australia) +61 2 9220 1358

Global (London) +44 207 777 9667

NATIONAL AUSTRALIA BANK LTD TELEPHONE

Domestic (Australia) +61 2 9295 1166

Global (London) +44 207 796 4761

NOMURA SECURITIES TELEPHONE

Domestic (Australia) +61 2 8062 8899

Global (London) +44 207 103 3443

ROYAL BANK OF CANADA TELEPHONE

Domestic (Australia) +61 2 9033 3222

Global (London) +44 207 029 0093

TORONTO DOMINION BANK TELEPHONE

Domestic (Singapore) 1800 646 497

Global (London) +44 207 628 4334

UBS AG2 TELEPHONE

Domestic (Australia) +61 2 9324 2222

Global (London) +44 207 567 3645

WESTPAC BANKING CORPORATION TELEPHONE

Domestic (Australia) +61 2 8204 2711

Global (London) +44 207 7621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS TELEPHONE

Australia and New Zealand Banking Group Ltd +61 2 9227 1772

Commonwealth Bank of Australia Ltd (Sydney) +61 2 9117 0020

Deutsche Bank AG (Sydney) +61 2 8258 2688

National Australia Bank Ltd (Sydney) +61 2 9295 1133

Westpac Banking Corporation Ltd (Sydney) +61 2 8204 2744

MULTI CURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS TELEPHONE

Citigroup Global Markets Inc (New York) +1 212 723 6252

Credit Suisse (New York) +1 212 325 3358

Deutsche Bank Securities (New York) +1 212 250 5159

MULTI CURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS TELEPHONE

Barclays Bank Plc (London) +44 207 773 9764

Citigroup International Plc (Hong Kong)3 +852 2501 2689

Deutsche Bank AG (Singapore) +65 6883 1698

National Australia Bank Limited (Hong Kong and London) +852 2526 5891

RBC Capital Markets (Sydney) +61 2 9033 3300

UBS Ltd (London) +44 207 329 0203

MULTI CURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL4

PANEL MEMBERS

Includes all Domestic and Global A$ Bond Facility Distribution Group5

MULTI CURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL4

PANEL MEMBERS TELEPHONE

Australia and New Zealand Banking Group Limited +1 212 8019 160

Citigroup (New York) +1 212 723 6175

Commonwealth Bank of Australia +44 207 329 6444

Daiwa Securities America +44 207 329 6444

Daiwa Securities SMBC Europe +61 3 9916 1388

Deutsche Bank Securities Inc (New York)6 +1 212 469 7500

JP Morgan +1 212 834 4533

RBC Capital Markets (New York) +1 212 858 7380

RBS Greenwich Capital +44 207 085 0000

TD Securities +1 212 827 7325

UBS Investment Bank +44 207 567 3782

1 Lead Manager – United States

2 Lead Manager – Europe

3 Lead Arranger

4 Reverse inquiry also permitted

5 Lead Arranger – UBS Ltd (London)

6 Lead Arranger

30 | QUEENSLAND TREASURY CORPORATION

ISSUING AND PAYING AGENTS	CONTACT	TELEPHONE	FACSIMILE	EMAIL
AUD TREASURY NOTES Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD DOMESTIC BONDS Link Market Services Ltd	Markings /Transfers	+61 2 8280 7868	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD GLOBAL BONDS Deutsche Bank Trust Company Americas	Client Services	+1 904 271 6586	+1 615 866 3887	transfer.operations@db.com
EURO COMMERCIAL PAPER Deutsche Bank AG, London	Client Services	+44 207 547 3553 +44 207 547 6528	+44 207 547 6149	TSS-GDS.ROW@db.com
US COMMERCIAL PAPER Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
EURO MEDIUM-TERM NOTES Deutsche Bank AG, London	Client Services	+44 207 547 3553 +44 207 547 6528	+44 207 547 6149	TSS-GDS.ROW@db.com
US MEDIUM-TERM NOTES Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

HALF-YEARLY REPORT DECEMBER 2010 | 31

APPENDIX C: QTC's 2010-11 Indicative Borrowing Program

Mid-year Update

BORROWING DETAILS	2010–11 MID-YEAR UPDATE A$M	20010–11 ORIGINAL A$M
NEW BORROWINGS		
Capital works and asset procurement	3 605	12 947
Funding in advance of client borrowings	(825)	(5 674)
Total new borrowing	**2 780**	7 273
REFINANCING OF MATURING DEBT		
Term debt	8 168	8 568
Commerical paper [1]	3 972	2 237
Total refinancing	**12 140**	10 805
TOTAL BORROWING PROGRAM [2]	**14 920**	18 078

1. Commercial paper outstanding as at 30 June.
2. Funding activity may vary depending upon actual client requirements, the State's fiscal position and financial market conditions.

The change in outstandings to date for QTC's funding facilities since 30 June 2010 is:

FUNDING FACILITY	31 JANUARY 2011 A$M	30 JUNE 2010 A$M	CHANGE A$M
Domestic benchmark bond	59 230	56 984	2 246
Global benchmark bond	2 793	3 689	(896)
Capital indexed bond**	763	736	27
Domestic non-benchmark bond	577	589	(12)
Euro medium-term note (EMTN)	865	909	(44)
Commercial paper	1 725	3 972	(2 247)
Total	65 953	66 879	(926)

** includes capital indexation

32 | QUEENSLAND TREASURY CORPORATION

APPENDIX D: Corporate Directory

Queensland Treasury Corporation

Level 14, 61 Mary Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

Web: www.qtc.com.au

Queensland Treasury Corporation’s annual reports [ISSN 1837-1256 (print); ISSN 1837-1264 (online)] are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call QTC’s Communication and Marketing Team on +61 7 3842 4945.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding QTC’s half-year Annual Report, please contact the Communication Team on 07 3842 4685 and we will arrange for an interpreter to assist you.

If you would like to comment on our half-year or annual reports, please complete the feedback form that can be downloaded from the Annual Reports page on our website.

EXECUTIVE

Telephone: +61 7 3842 4611 Facsimile: +61 7 3210 0262

GROUPS

BUSINESS SOLUTIONS GROUP

Telephone: +61 7 3842 4743 Facsimile: +61 7 3210 1198

FINANCIAL SOLUTIONS GROUP

Telephone: +61 7 3842 4715 Facsimile: +61 7 3211 3629

STRATEGIC PARTNERING GROUP

Telephone: +61 7 3842 4901 Facsimile: +61 7 3211 4122

TREASURY DEPARTMENT GROUP

Telephone: +61 7 3842 4798 Facsimile: +61 7 3211 3629

CUSTOMER AND MARKET SOLUTIONS DELIVERY

Telephone: +61 7 3842 4644 Facsimile: +61 7 3221 2486

STOCK REGISTRY (LINK MARKET SERVICES LTD)

Telephone: 1800 777 166 Facsimile: +61 2 9287 0315

FUNDING AND MARKETS GROUP

Telephone: +61 7 3842 4789 Facsimile: +61 7 3221 2410

RISK GROUP

Telephone: +61 7 3842 4704 Facsimile: +61 7 3236 9031

OPERATIONS GROUP

Telephone: +61 7 3842 4641 Facsimile: +61 7 3221 2410

STRATEGY GROUP

Telephone: +61 7 3842 4725 Facsimile: +61 7 3221 2410

COMMUNICATION AND MARKETING GROUP

Telephone: +61 7 3842 4945 Facsimile: +61 7 3211 3629

PEOPLE AND PERFORMANCE GROUP

Telephone: +61 7 3842 4761 Facsimile: +61 7 3210 2358

Glossary

AUSTRALIAN GOVERNMENT GUARANTEE: On 12 October 2008, the Australian Government announced guarantee arrangements for deposits and wholesale funding of eligible authorised deposit-taking institutions (ADIs). The arrangements were designed to promote financial system stability in Australia, and ensure that Australian institutions were not placed at a disadvantage compared to their international competitors that could access similar government guarantees on bank debt. In February 2010, following improvement in market conditions, the Australian Government announced it would no longer offer to guarantee new state government borrowings issued after 31 December 2010.

BASIS POINT: One hundredth of one per cent (0.01%).

BOND: A financial instrument whereby the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

CP (COMMERCIAL PAPER): A short-term money-market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

CREDIT RATING: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

DISTRIBUTION GROUP: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

GLOBAL FINANCIAL CRISIS: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about solvency over the first half of 2008-09, peaking in September 2008. Since March 2009, however, markets have become more optimistic even as the normalisation in financial-markets functioning still appears some way off.

GOC: Government Owned Corporation.

ISSUE PRICE: The price at which a new security is issued in the primary market.

LIQUID: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

MARKET VALUE: The price at which an instrument can be purchased or sold in the current market.

MTN (MEDIUM-TERM NOTE): A financial debt instrument that can be structured to meet an investor’s requirements in regard to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

PUBLIC PRIVATE PARTNERSHIP: A public private partnership (PPP) is a risk-sharing relationship between the public and private sectors to deliver public infrastructure and related non-core services.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-NOTE (TREASURY NOTE): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

HALF-YEARLY REPORT DECEMBER 2010 | 33

Level 14, 61 Mary Street Brisbane Queensland Australia

GPO Box 1096 Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122

www.qtc.com.au